Exhibit 99.1

Consonance-HFW Acquisition Corp. Announces Pricing of Its Initial Public Offering

NEW YORK, Nov. 18, 2020 – Consonance-HFW Acquisition Corp. (“Consonance-HFW”) announced today the pricing of its initial public offering of 8,000,000 units, at a price to the public of $10.00 per unit, for aggregate gross proceeds of $80,000,000. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share. The units are expected to begin trading on the New York Stock Exchange on November 19, 2020 under the symbol “CHFW.U”. The offering is expected to close on November 23, 2020, subject to customary closing conditions.

Consonance-HFW is a newly incorporated blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as our initial business combination. While Consonance-HFW may acquire a company in any industry, it expects that its focus will be on the healthcare industry, particularly the biotechnology sector, in developed countries including, but not limited to, the United States and countries in Europe. J.P. Morgan Securities LLC is acting as the sole book-running manager for the offering. Consonance-HFW has granted the underwriter a 45-day option to purchase up to an additional 1,200,000 units at the initial offering price to cover over-allotments, if any.

The offering of these securities is being made only by means of a prospectus. Copies of the prospectus relating to this offering, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (866) 803-9204 or by email at prospectus-eq_fin@jpmchase.com.

A registration statement relating to the sale of these securities was filed with, and declared effective by, the Securities and Exchange Commission. Copies of the registration statement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to Consonance-HFW’s offering and search for an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous risks and conditions, many of which are beyond the control of Consonance-HFW, including those set forth in the Risk Factors section of Consonance-HFW’s registration statement relating to the offering. Consonance-HFW undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Joshua House

Consonance-HFW Acquisition Corp.

CHFW-info@consonancelifesciences.com